                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             HARLEY-DAVIDSON, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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


                                     LOGO

                           NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                             HARLEY-DAVIDSON, INC.
                            3700 WEST JUNEAU AVENUE
                          MILWAUKEE, WISCONSIN 53208
                                (414) 342-4680

                                                                 March 28, 1997

Dear Fellow Shareholder:

  On behalf of the Board of Directors and management of Harley-Davidson, Inc., I cordially invite you to attend the 1997 Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held at 10:30 a.m., local time, on Saturday, May 3, 1997, at The Inn at Heritage Hills, 2700 Mount Rose Avenue, York, Pennsylvania.

  The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. During the Meeting, there will be brief reports on the operations of the Company. Once the business of the Meeting has been concluded, shareholders will be given the opportunity to ask questions.

  We sincerely hope you will be able to attend our 1997 Annual Meeting. However, whether or not you are personally present, it is important that your shares be represented. ACCORDINGLY, PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD IN THE ENCLOSED ENVELOPE PROVIDED FOR THIS PURPOSE.

                                          Sincerely yours,

                                          LOGO
                                          Richard F. Teerlink
                                          Chairman, President and
                                          Chief Executive Officer

                                     LOGO

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 3, 1997

  The 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Harley-Davidson, Inc. (the "Company") will be held at The Inn at Heritage Hills, 2700 Mount Rose Avenue, York, Pennsylvania, on May 3, 1997 at 10:30 a.m., local time, for the following purposes:

    1. To elect four directors for a three-year term to expire at the Company's 2000 annual meeting of shareholders;

    2. To ratify the selection of Ernst & Young LLP, independent public accountants, to be the auditors of the annual financial statements of the Company for the year ending December 31, 1997; and

    3. To take action upon any other business as may properly come before the Annual Meeting and any adjournment thereof.

  The Board of Directors of the Company has fixed the close of business on March 19, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Timothy K. Hoelter
                                          Assistant Secretary

Milwaukee, Wisconsin
March 28, 1997

                            YOUR VOTE IS IMPORTANT,
                      NO MATTER HOW MANY SHARES YOU OWNED
                              ON THE RECORD DATE.

  PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                                     LOGO

                            3700 WEST JUNEAU AVENUE
                          MILWAUKEE, WISCONSIN 53208

                                MARCH 28, 1997

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The proxy accompanying this Proxy Statement is solicited by the Board of Directors (the "Board") of Harley-Davidson, Inc. (the "Company") for use at the 1997 Annual Meeting of Shareholders of the Company to be held on May 3, 1997 and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy were first sent to shareholders on or about March 28, 1997.

  The only outstanding class of voting securities of the Company is its Common Stock (the "Common Stock"). On March 19, 1997, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, 75,733,097 shares of Common Stock were outstanding. Holders of the Common Stock are entitled to one vote per share on all matters.

  Shareholders who execute proxies may revoke them at any time prior to the voting thereof by delivery of a subsequently dated proxy or written notice (1) to the Secretary of the Company at the Company's address shown above on or before May 1, 1997 or (2) to the secretary of the Annual Meeting at the Annual Meeting. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Annual Meeting. Where a shareholder specifies a choice by means of the ballot provided in the proxy, the shares will be voted in accordance with such specification.

  As used in this Proxy Statement, "Motor Company" refers to the Company's principal subsidiary, Harley-Davidson Motor Company.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of March 19, 1997 with respect to the Common Stock ownership of each director, the Chief Executive Officer, the four other executive officers of the Company identified in the Summary Compensation Table below (collectively with the Chief Executive Officer, the "named executive officers"), all directors and executive officers as a group and each person or group of persons known by the Company to own beneficially more than 5% of the Common Stock of the Company.

                                   AMOUNT AND NATURE OF
                                        BENEFICIAL
                                     OWNERSHIP(1)(2)
                                   --------------------------   SHARES ISSUABLE
                                   NUMBER OF         PERCENT    UPON EXERCISE OF
NAME OF BENEFICIAL OWNER             SHARES         OF CLASS    STOCK OPTIONS(3)
------------------------           -------------    ---------   ----------------
Barry K. Allen....................         4,000         *                 0
Vaughn L. Beals, Jr...............       401,076(4)      *                 0
Richard I. Beattie................         1,000         *                 0
Jeffrey L. Bleustein..............       352,530         *            81,972
Thomas A. Gelb....................        25,127         *                 0
C. William Gray...................        90,751         *            70,673
Richard J. Hermon-Taylor..........         4,000         *                 0
Donald A. James...................        20,000(5)      *                 0
Richard G. LeFauve................         2,000         *                 0
Sara L. Levinson..................         1,000         *                 0
James A. Norling..................         2,000         *                 0
Richard F. Teerlink...............     1,059,923          1.4%       745,100
James L. Ziemer...................       124,467         *            98,812
All Directors and Executive
 Officers as a Group (14
 Individuals).....................     2,126,493          2.8%     1,073,829
Ruane, Cunniff & Co., Inc.
 767 Fifth Avenue
 New York, NY 10153-4798..........     4,284,345(6)       5.7%             0

--------
*  The amount shown is less than 1% of the outstanding shares of Common Stock.
(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed.
(2) Includes shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 19, 1997.
(3) Only includes stock options exercisable within 60 days of March 19, 1997. Directors who are not employees of the Company are not eligible to receive stock options under the Company's stock option plans.
(4) Includes 190,380 shares of Common Stock held by Mr. Beals' wife. Mr. Beals has shared voting and investment power over such shares.
(5) Includes 20,000 shares of Common Stock held by Fred Deeley Imports Ltd. Mr. James has sole voting power and shared investment power over such shares.
(6) Information derived from the Schedule 13G filed by Ruane, Cunniff & Co., Inc. As of December 31, 1996, Ruane, Cunniff & Co., Inc. had sole voting power over 3,424,550 shares, sole dispositive power over 1,793,745 shares and shared dispositive power over 2,490,600 shares.

                           1--ELECTION OF DIRECTORS

  The Restated Articles of Incorporation of the Company provide for a Board of not less than six (6) nor more than fifteen (15) members, as determined from time to time by the affirmative vote of a majority of the directors then in office. The Board is divided into three classes, with one class of directors elected each year for a term of three years.

  The Board currently consists of ten members, four of whom have terms that expire at the Annual Meeting (Class III Directors), three of whom have terms that expire at the 1998 annual meeting of shareholders (Class I Directors) and three of whom have terms that expire at the 1999 annual meeting of shareholders (Class II Directors).

  The four nominees for director set forth below, all of whom are currently Class III Directors, are proposed to be elected at the Annual Meeting to serve until the 2000 annual meeting of shareholders. The remaining six directors will continue to serve as members of the Board for terms as set forth below. The nominees have advised the Company that they will serve if elected. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting). Thus, any shares not voted, whether due to abstentions or broker nonvotes, will not have an impact on the election of directors. A quorum consists of a majority of the shares entitled to vote represented at the Annual Meeting in person or by proxy, including proxies reflecting abstentions or broker nonvotes. Broker nonvotes arise from proxies delivered by brokers and others where the record holder has not received authority to vote on one or more matters and has no discretion to vote on such matters. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment thereof unless a new record date is or must be set for such adjournment). Proxies solicited by the Board will be voted "FOR" the following nominees unless a shareholder specifies otherwise. Should any such nominee become unable to serve, proxies may be voted for another person designated by the Board.

           THE BOARD RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES.

  The names, ages as of March 19, 1997, and principal occupations for the past five years of each of the directors and nominees and the names of any other public companies of which each is presently serving as a director are set forth below:

NOMINEES FOR CLASS III DIRECTORS--TERMS EXPIRING AT 2000 ANNUAL MEETING

  Vaughn L. Beals, Jr., 69, is Chairman Emeritus and has been a director of the Company since 1981. He served as Chairman of the Board of the Company from 1981 to May 1996 and as Chief Executive Officer of the Company from 1981 until his retirement in 1989. He is also a director of Lindsay Mfg. Co.

  Jeffrey L. Bleustein, 57, has been a director of the Company since December 1996. He has been Executive Vice President of the Company since 1991 and President and Chief Operating Officer of the Motor Company since 1993. He is also a director of Rexworks, Inc.

  Donald A. James, 53, has been a director of the Company since 1991. Mr. James is a co-founder and has been the Vice Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., the largest independent motorcycle distributorship in Canada and the exclusive distributor of the Company's motorcycles in that country, since 1989.

  James A. Norling, 55, has been a director of the Company since 1993. Mr. Norling has served as President and General Manager, Messaging, Information and Media Sector, for Motorola, Inc., a manufacturer of electronics, since January 1997, as President, Europe, Middle East and Africa, and Chairman, European Management Board, for Motorola since 1993 and as an Executive Vice President of Motorola since 1990. From 1990 to 1993, he also served as President and General Manager of Motorola's Semiconductor Products Sector.

CLASS I DIRECTORS--TERMS EXPIRING AT 1998 ANNUAL MEETING

  Barry K. Allen, 48, has been a director of the Company since 1992. Mr. Allen has served as Executive Vice President of Ameritech Corporation, a telecommunications company, since August 1995. From September 1993 to August 1995, he was President and Chief Operating Officer and a director of Marquette Electronics, Inc., a manufacturer of medical equipment and systems. From July 1993 to September 1993, he was President of Illinois Bell, Inc., a provider of communications and information services, and from 1989 to July 1993, he was President and Chief Executive Officer of Wisconsin Bell, Inc., a provider of communications and information services.

  Richard I. Beattie, 57, has been a director of the Company since August 1996. He has been a partner of Simpson Thacher & Bartlett, a law firm, since 1977 and has served as Chairman of the Executive Committee of that firm since 1991.

  Richard G. LeFauve, 62, has been a director of the Company since 1993. He has been Group Executive, NAO Small Car Group of General Motors Corporation, an automobile manufacturer, since 1994, Chairman of Saturn Corporation, an automobile manufacturer, since 1995 and a Vice President of General Motors Corporation since 1985. He served as President of Saturn Corporation from 1986 to 1995.

CLASS II DIRECTORS--TERMS EXPIRING AT 1999 ANNUAL MEETING

  Richard J. Hermon-Taylor, 55, has been a director of the Company since 1986. He has been President of BioScience International, Inc., a technology transfer company, since 1987, and a Vice President of Symmetrix, Inc., a business consulting firm, since March 1994. From 1990 to 1992, he was Chief Executive Officer of Tonometrics, Inc., a manufacturer of medical devices.

  Sara L. Levinson, 46, has been a director of the Company since February 1996. She has been President of NFL Properties, Inc., the trademark licensing company for the National Football League, since September 1994. From 1986 to September 1994, she held various executive positions with Viacom, Inc., a media and entertainment company, including President-Business Director of MTV from 1993 to September 1994, Executive Vice President-Business Operations of MTV from 1991 to 1993, and Vice President-New Business of MTV, Nickelodeon and VH-1 from 1986 to 1991.

  Richard F. Teerlink, 60, has been a director of the Company since 1982. He has been Chairman of the Board of the Company since May 1996, Chief Executive Officer of the Company since 1989 and President of the Company since 1988. He is also a director of Johnson Controls, Inc. and Outboard Marine Corporation.

BOARD OF DIRECTORS--COMMITTEE AND OTHER INFORMATION

  The Board has three committees: the Audit Committee, the Human Resources Committee and the Nominating and Director Affairs Committee.

  The Audit Committee, the current members of which are Richard I. Beattie, Donald A. James, Sara L. Levinson and James A. Norling (Chairman), met two times during 1996. The Audit Committee selects, subject to shareholder ratification, and engages independent public accountants to audit the books, records and accounts of the Company. The Audit Committee also determines the scope of such audits and reviews the adequacy of the internal accounting controls of the Company.

  The Human Resources Committee, the current members of which are Barry K. Allen, Richard J. Hermon-Taylor and Richard G. LeFauve (Chairman), met six times during 1996. The Human Resources Committee approves certain compensation and benefits actions, reviews performance of senior management and advises management on matters of succession planning, career development and human resources strategies.

  The Nominating and Director Affairs Committee, the current members of which are Barry K. Allen (Chairman), Richard I. Beattie, Richard J. Hermon-Taylor, Donald A. James, Richard G. LeFauve, Sara L. Levinson and James A. Norling, met four times during 1996. The Nominating and Director Affairs Committee identifies and recommends to the full Board candidates for service on the Board and reviews Board performance and Board committee composition. Shareholders may recommend candidates for consideration by the Nominating and Director Affairs Committee by writing to the Nominating and Director Affairs Committee in care of the Secretary of the Company. Such recommendations for the 1998 annual meeting of shareholders must be received by the Company on or before November 28, 1997. Any shareholder who desires to nominate directly a director candidate for consideration by the shareholders must give written notice thereof to the Secretary of the Company in advance of the applicable meeting in compliance with the terms and within the time periods specified in the Company's Restated Articles of Incorporation.

  The Board has four regular quarterly meetings per year and met eight times during 1996. All directors attended at least 75% of the meetings of the Board and the Board committees on which they served during 1996.

  Directors who are employees of the Company do not receive any special compensation for their services as directors. Except for Mr. Beals, directors who are not employees of the Company received in 1996 an annual fee of $25,000 plus $1,500 for each regular meeting of the Board, $750 for each special meeting of the Board and $750 for each Board committee meeting; provided that directors do not receive any additional compensation for more than two Board committee meetings in connection with any Board meeting. The Company reimburses directors for any travel expenses incurred in connection with attending Board or Board committee meetings.

  The Company has a consulting contract with Mr. Beals pursuant to which Mr. Beals is paid $242,240 per year. The consulting term expires June 30, 1998. The consulting contract also provides for supplemental retirement benefits of $159,840 per year after the consulting term expires until his death. In the event of Mr. Beals' death prior to the end of the consulting term, the consulting agreement provides, as a death benefit, the continuation of certain payments under the consulting agreement through July 1, 1999.

                            EXECUTIVE COMPENSATION

  The following table shows the aggregate compensation, including incentive compensation, paid by the Company for 1996, 1995 and 1994 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for 1996:

                          SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                                 ANNUAL COMPENSATION     COMPENSATION AWARDS
                              ------------------------- ---------------------
                                                OTHER   RESTRICTED SECURITIES ALL OTHER
                                               ANNUAL     STOCK    UNDERLYING COMPENSA-
NAME AND PRINCIPAL                     BONUS  COMPENSA- AWARDS(1)   OPTIONS    TION(2)
POSITION                 YEAR SALARY    ($)   TION ($)     ($)        (#)        ($)
------------------       ----   ($)   ------- --------- ---------- ---------- ---------
Richard F. Teerlink
 Chairman, President and
  CEO................... 1996 518,751 715,000  41,818          0     90,000    32,042
 President and CEO...... 1995 486,303 500,000  40,140          0     90,000    27,683
 President and CEO...... 1994 440,901 700,000  39,481          0    100,000    27,541
Jeffrey L. Bleustein
 President and COO--
  Motor Company......... 1996 370,227 362,082  36,673          0     41,000    27,945
 President and COO--
  Motor Company......... 1995 318,183 269,183  35,945    538,800     48,000    22,935
 President and COO--
  Motor Company......... 1994 283,257 265,297  35,866          0     50,000    23,553
Thomas A. Gelb
 Vice President,
  Continuous
  Improvement........... 1996 277,199 225,917  28,009          0     16,068    21,483
 Vice President,
  Continuous
  Improvement........... 1995 263,400 185,697  27,793    202,050     36,211    19,436
 Vice President,
  Continuous
  Improvement........... 1994 250,839 194,834  26,533          0     40,000    18,302
James L. Ziemer
 Vice President and CFO. 1996 201,522 196,282  21,497          0     21,721    11,894
 Vice President and CFO. 1995 177,633 139,993  21,304          0     18,858     9,364
 Vice President and CFO. 1994 167,953 130,456  21,775          0     18,542     9,415
C. William Gray
 Vice President, Human
  Resources............. 1996 199,832 162,863  23,088    586,300     22,765    43,492
 Vice President, Human
  Resources............. 1995 185,436 130,732  22,213          0     28,124    33,008
 Vice President, Human
  Resources............. 1994 175,129 136,190  22,173          0     19,140    34,227

--------
(1) As of December 31, 1996, the named executive officers of the Company holding unvested restricted stock were Messrs. Bleustein, Gelb and Gray, who held 20,000, 7,500 and 16,400 shares, respectively, valued at $940,000, $352,500 and $770,800, respectively. Dividends are paid on shares of unvested restricted stock.
(2) The 1996 amounts for Messrs. Teerlink, Bleustein, Gelb, Ziemer and Gray include the value of split dollar life insurance provided by the Company, a 401(k) matching contribution of $4,750, a $200 health care spending account credit (other than Mr. Teerlink), and a Motor Company non-qualified deferred compensation plan matching contribution of $12,500, $14,432, $7,200, $5,495 and $5,167, respectively. The 1996 amount for Mr.
    Gray also includes $30,000 of loan forgiveness relating to an interest free relocation loan.

STOCK OPTIONS

  During 1996, the Human Resources Committee granted options to purchase shares of Common Stock under the Company's 1995 Stock Option Plan to the Chief Executive Officer and the other named executive officers as follows:

                             OPTION GRANTS IN 1996

                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                    ASSUMED ANNUAL RATES OF STOCK
                                                                    APPRECIATION FOR OPTION TERM
                                   INDIVIDUAL GRANTS (1)                         (2)
                         ----------------------------------------- ----------------------------------
                         NUMBER OF  PERCENT OF
                         SECURITIES   TOTAL
                         UNDERLYING  OPTIONS   EXERCISE
                          OPTIONS   GRANTED TO  PRICE   EXPIRATION
     NAME                 GRANTED   EMPLOYEES   ($/SH)     DATE    0%       5%               10%
     ----                ---------- ---------- -------- ---------- --- -------------    -------------
Richard F. Teerlink.....   90,000      16.4%    $35.75   2/14/06    $0 $   2,022,768    $   5,125,687
Jeffrey L. Bleustein....   41,000       7.5      35.75   2/14/06     0       921,483        2,335,035
Thomas A. Gelb..........   16,068       2.9      35.75   2/14/06     0       361,132          915,106
James L. Ziemer.........   21,721       4.0      35.75   2/14/06     0       488,184        1,237,056
C. William Gray.........   22,675       4.1      35.75   2/14/06     0       509,625        1,291,388
All Optionees...........  548,540     100.0      35.75   2/14/06     0    12,328,546       31,240,496
All Shareholders........      N/A       N/A        N/A       N/A     0 1,687,577,710(3) 4,276,653,255(3)

--------
(1) The options granted under the 1995 Stock Option Plan are non-qualified stock options. The exercise price per share is 100% of the fair market value of a share of Common Stock on the date of the grant. The Human Resources Committee has the authority to grant options and set or amend the terms and conditions of the option agreements. The exercise price of an option may be paid in cash, shares of Common Stock or a combination of cash and stock (subject to the conditions that may be set by the Human Resources Committee). The options may be exercised one year after the date of grant, not to exceed 25% of the shares in the first year, with an additional 25% to be exercisable in each of the following three years. Options expire ten years from the date of grant. Each option granted under the 1995 Stock Option Plan has a limited right which permits the holder to surrender the option within 30 days after a change of control of the Company and receive the difference between the exercise price of the option and the highest closing price of the Common Stock during the 60-day period preceding the change of control of the Company.
(2) The option term is ten years. The dollar amounts under these columns are the results of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission. The potential realizable values are not intended to forecast possible future appreciation, if any, in the market price of the Common Stock.
(3) Represents corresponding gain to all shareholders on 75,060,223 shares of Common Stock outstanding on February 15, 1996, the date on which the options included in the table were granted, calculated based on fair market value of such Common Stock on such date.

  Shown below is information relating to the exercise of options by the Chief Executive Officer and the other named executive officers during 1996 and the value of unexercised options held by such persons as of December 31, 1996.

                      AGGREGATED OPTION EXERCISES IN 1996
                    AND OPTION VALUES AT DECEMBER 31, 1996

                                                 NUMBER OF SECURITIES
                                                      UNDERLYING           VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                           SHARES                AT DECEMBER 31, 1996      AT DECEMBER 31, 1996
                         ACQUIRED ON   VALUE              (#)                     ($)(2)
                          EXERCISE   REALIZED  ------------------------- -------------------------
     NAME                    (#)      ($)(1)   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     ----                ----------- --------- ----------- ------------- ----------- -------------
Richard F. Teerlink.....         0           0   675,100      207,500    $25,522,708  $3,499,550
Jeffrey L. Bleustein....   121,802   3,225,020    47,222      102,000      1,097,934   1,749,910
Thomas A. Gelb..........    69,733   1,367,866     5,000       63,226        142,200   1,178,754
James L. Ziemer.........         0           0    84,031       45,134      2,976,267     738,128
C. William Gray.........    12,000     349,890    53,207       53,336      1,573,139     895,030

--------
(1) Value based on the fair market value of Common Stock on the date of exercise less the option exercise price.
(2) Value based on a fair market value of Common Stock of $47.00 on December 31, 1996 less the option exercise price.

RETIREMENT BENEFITS

  The following table shows at different levels of remuneration and years of credited service the estimated net annual benefits payable as a straight life annuity to each of the named executive officers under the Salaried Pension Plan, the Restoration Plan and the Supplemental Agreements (all as defined below), assuming retirement at age 62:

                              PENSION PLAN TABLE

                                                    YEARS OF SERVICE
                         ----------------------------------------------------------------------
      REMUNERATION          5       10       15       20       25       30       35     15+(1)
      ------------       ------- -------- -------- -------- -------- -------- -------- --------
$  200,000.............. $15,382 $ 30,764 $ 46,147 $ 61,529 $ 76,911 $ 92,293 $107,676 $100,000
   300,000..............  23,382   46,764   70,147   93,529  116,911  140,293  163,676  150,000
   400,000..............  31,382   62,764   94,147  125,529  156,911  188,293  219,676  200,000
   500,000..............  39,382   78,764  118,147  157,529  196,911  236,293  275,676  250,000
   600,000..............  47,382   94,764  142,147  189,529  236,911  284,293  331,676  300,000
   800,000..............  63,382  126,764  190,147  253,529  316,911  380,293  443,676  400,000
 1,000,000..............  79,382  158,764  238,147  317,529  396,911  476,293  555,676  500,000
 1,250,000..............  99,382  198,764  298,147  397,529  496,911  596,293  695,676  625,000

--------
(1) This column applies only to Messrs. Teerlink, Bleustein and Gelb, who are entitled to supplemental benefits under their Supplemental Agreements upon retirement at age 62. Mr. Gray also has a Supplemental Agreement but would not have the required 15 years of service upon retirement at age 62.

  The Company maintains the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan ("Salaried Pension Plan"). Under the Salaried Pension Plan, salaried employees of the Company (excluding certain subsidiaries), including the Chief Executive Officer and the other named executive officers, are generally eligible to retire with unreduced benefits at age 62 or later. Benefits are based upon monthly "final average earnings" as defined in the Salaried Pension Plan. Prior to December 31, 1994, the monthly benefit is the difference between 1.6% of the final average earnings and .9% of the primary monthly social security benefit multiplied by years of service. On and after December 31, 1994, the revised benefit is 1.2% of the final average earnings plus .4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service. The benefit of a person with service on or after December 31, 1994, is the greater of his or her benefit determined using the revised formula for all service or the sum of his or her benefit under the former formula for service through December 31, 1993, and his or her benefit under the revised formula for service after that date. For the named executive officers, final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary and bonus as shown in the Summary Compensation Table) paid over five consecutive calendar years within the last ten years of service prior to the participant's retirement or other date of termination. Vesting under the Salaried Pension Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of 5 years of service will receive an actuarially reduced benefit under the Salaried Pension Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Salaried Pension Plan.

  The Company has adopted the Pension Benefit Restoration Plan (the "Restoration Plan") pursuant to which the Company will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Salaried Pension Plan. Calculated as of December 31, 1996, annualized final average earnings and years of credited service under the Salaried Pension Plan and the Restoration Plan were as follows:
$911,519 and 15.4 years, respectively, for Mr. Teerlink; $504,999 and 25.9 years, respectively, for Mr. Bleustein; $404,388 and 21.2 years, respectively, for Mr. Gelb; $287,126 and 21.2 years, respectively, for Mr. Ziemer; and $290,555 and 6.3 years, respectively, for Mr. Gray.

  The Company has Supplemental Executive Retirement Plan Agreements (the "Supplemental Agreements") with the Chief Executive Officer and the other named executive officers (other than Mr. Ziemer). Under the Supplemental Agreements, a participant who retires at or after age 55 with 15 years of service is entitled to a yearly retirement benefit payment equal to 35% of the executive's annualized final average earnings at age 55 increasing in equal increments to 50% of annualized final average earnings at age 62, reduced by the amount of any pension payable by the Company under the Salaried Pension Plan, by any other defined benefit retirement programs of the Company and by the amount of benefits under the Restoration Plan. Amounts payable under the Restoration Plan and the Supplemental Agreements may be partially or fully funded at retirement through the use of split-dollar life insurance, lump sum cash payments and/or other means.

AGREEMENTS

  The Company has entered into employment agreements with Messrs. Teerlink, Bleustein and Gelb, which provide that, upon termination of employment for reasons other than cause, the Company will pay each such employee certain amounts, including such employee's base compensation in effect on the date of such termination (which currently would approximate the amount of cash compensation set forth in the Summary Compensation Table) for a period not exceeding one year (three years in the case of Mr. Teerlink), together with other benefits to which such employee was entitled prior to termination. Such employment agreements do not establish minimum base salary levels for such employees.

  The Company offers a standard form of Severance Benefits Agreement to certain senior managers. Most of these senior managers, including all of the named executive officers, have executed this agreement. The Severance Benefits Agreement provides for up to one year's salary and up to one year of certain employee benefits in the event of a termination of employment by the Company other than for cause.

  The Company has entered into transition agreements with Messrs. Teerlink, Bleustein, Gelb, Ziemer and Gray which become effective upon a change of control of the Company as defined therein. The transition agreements provide that, in the event of termination of such individual's employment with the Company for any reason (other than death) within two years (three years in the case of Mr. Teerlink) after a change of control of the Company, such individual will receive a cash payment in an amount equal to the product of three multiplied by the sum of (1) the individual's highest annual base salary during the five-year period preceding termination, (2) the highest annual bonus paid during the five-year period preceding termination and (3) the individual's annual perquisite payment. Such individuals will also receive immediate vesting in any retirement, incentive, stock option and other deferred compensation plans. In addition, the covered individuals will receive three years of continued medical benefits and outplacement services. The contracts state that if any of the payments to the employees are considered "excess parachute payments" as defined in Section 280G of the Internal Revenue Code, then the Company will pay the penalty imposed upon the employee plus a tax gross-up.

  A "change of control" for purposes of the transition agreements includes the following events: (i) continuing directors no longer constitute at least two-thirds of the directors serving on the Board, (ii) any person or group becomes a beneficial owner of 20% or more of the Common Stock, (iii) the Company's shareholders approve a merger involving the Company, the sale of substantially all of the Company's assets or the liquidation or dissolution of the Company, unless in the case of a merger continuing directors constitute at least two-thirds of the directors serving on the board of directors of the survivor of such merger, or (iv) at least two-thirds of the continuing directors determine that a proposed action, if taken, would constitute a change of control of the Company and such action is taken. A continuing director is a director of the Company who was a director on a specified date (generally on or shortly prior to the date of the applicable transition agreement) or who was nominated or elected by two-thirds of the continuing directors (except in the case of an actual or threatened proxy or control contest).

  Certain senior managers, including all of the named executive officers, are entitled to receive a lump sum payment equal to one year's salary plus applicable taxes upon retirement at or after age 55. This benefit has been adopted by the Company in lieu of providing post-retirement life insurance. The Company has entered into Supplemental Executive Retirement Plan Agreements with Messrs. Teerlink, Bleustein, Gelb and Gray. The terms of these agreements are described above under "Retirement Benefits." In February 1997, the Company amended Mr. Gelb's Restricted Stock Agreement to provide that the 7,500 shares covered by the agreement vest upon Mr. Gelb's retirement.

BOARD OF DIRECTORS HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Human Resources Committee is responsible for establishing, reviewing and revising the compensation policies for the Company's executive officers. The Human Resources Committee is composed entirely of directors who are not employees or former employees of the Company and who do not have a business relationship with the Company other than in their capacity as directors.

  This report is being included pursuant to Securities and Exchange Commission ("SEC") rules designed to enhance disclosure of public companies' executive compensation policies. This report addresses the Company's compensation policies for 1996 as they affected the Chief Executive Officer and the Company's other executive officers, including the other named executive officers.

 General

  Under the supervision of the Human Resources Committee, the Company has developed and implemented compensation policies, plans and programs that seek to attract and retain qualified and talented employees and enhance the profitability of the Company. In furtherance of these goals and in addition to benefit plans available to salaried employees generally, the Company's executive compensation policies, plans and programs consisted of base salary, annual incentive compensation, annual stock option grants, annual perquisite payments, the Restoration Plan, the Supplemental Agreements, a non-qualified deferred compensation plan and life insurance benefits.

  In addition to the experience and knowledge of the Human Resources Committee and the Company's Human Resources staff, the Human Resources Committee utilizes the services of an independent human resources consultant in making its executive compensation decisions. Each year the Company's Human Resources staff selects several executive or other senior officer positions for bench-marking against comparable companies. The comparable companies are Fortune 500 "make and sell" companies with annual sales of $1 billion to $2 billion having comparable performance. The independent human resources consultant retained by the Company conducts a survey of compensation packages for the specified types of executive or senior officer positions at the comparable companies and prepares a written analysis (the "Independent Compensation Analysis"). The Independent Compensation Analysis includes median base salary (including the percentage increase over the prior year), median annual bonus percentage and median stock option information for the comparable companies by position. The Independent Compensation Analysis also recommends ranges for base salary, annual bonus and stock option compensation for the selected Company executive or senior officer positions.

  The comparable companies used to benchmark executive compensation are not included on the Performance Graph included below because they change from year to year depending on both the Company's and other companies' performance. The purpose of the Performance Graph is to compare the performance of the Company's Common Stock over a five-year period against a stock index or a fixed group of companies. In contrast, the Company generally utilizes compensation surveys to compare its executive compensation policies against companies that have specified performance and other characteristics similar to those of the Company during a limited period of time. The Company believes that including such companies as a separate group on the Performance Graph would be confusing and potentially misleading.

  In general, it is the policy of the Human Resources Committee to fix executive base salary range midpoints at levels below the median amounts paid to executives with similar qualifications, experience and responsibilities at other comparable businesses. Executives' actual salaries are subjectively determined by individual performance evaluations and potential future contributions to the Company. It is also the policy of the Human Resources Committee generally to establish maximum incentive cash compensation and stock option grants at levels above the median amounts paid or granted to executives with similar qualifications, experience and responsibilities at other comparable businesses. The Company intends to provide a total compensation opportunity for Company executives that is above average, but with an above average amount of the total compensation opportunity at risk and dependent upon continuously improving Company performance. In all cases, the Human Resources Committee considers the total potential compensation payable to each of the named executive officers and other executives when establishing or adjusting any element of their compensation package.

 1996 Base Salary

  Executive base salaries are reviewed annually. In February 1996, the Human Resources Committee, in consultation with the Vice President, Human Resources, increased Mr. Teerlink's base salary by 5%. This increase was within the range recommended by the Independent Compensation Analysis and was based upon the Human Resources Committee's subjective assessment of Mr. Teerlink's past performance (including his leadership, his role in the financial performance of the Company and his role in implementing new educational programs at all levels of the Company) and its expectations for his future contributions in leading the Company. Also in February 1996, the Human Resources Committee reviewed, with the Chief Executive Officer and Vice President, Human Resources, and approved, with modifications it deemed appropriate, the annual salary plan for the Company's other executive officers. The annual salary plan was subjectively developed by the Company's Human Resources staff under the direction of the Chief Executive Officer and the President of the Motor Company based primarily upon each executive's individual performance evaluation for the prior year, the anticipated future contribution of each executive and the Independent Compensation Analysis. 1996 base salaries for the named executive officers are set forth in the Summary Compensation Table. Based on the annual Independent Compensation Analysis, the Human Resources Committee believes that the base salaries paid to the Company's executive officers are generally below the median of base salaries paid to comparable executive officers of comparable companies.

 1996 Incentive Cash Compensation

  The Company had two separate short term incentive plans in which executive officers participated for 1996: Messrs. Teerlink, Gelb and Ziemer participated in the Company's Corporate Short Term Incentive Plan (the "Corporate STIP") and the other named executive officers and certain other executive officers participated in the Motor Company 1996 Short Term Incentive Plan (the "Motor Company STIP"). In December 1995, the Human Resources Committee reviewed and approved the Motor Company STIP for 1996 and target awards for participants in the Motor Company STIP. Also in December 1995, the Human Resources Committee established the performance target (consolidated net income) and target awards under the Corporate STIP for 1996 for participating executives. Award payouts under the Motor Company STIP were based upon Motor Company financial targets related to earnings (weighted 50%) and Motor Company objectively measured strategic targets related to product quality, working capital and employee development (weighted 50%). The target awards for the five named executive officers ranged from 50% to 100% of their respective 1996 base salaries. The amount of each executive's target award is subjectively reviewed annually based upon the Independent Compensation Analysis, the executive's individual performance evaluation for the prior year and the Human Resources Committee's appraisal of the executive's anticipated future contribution to the Company. Depending on Company performance and, in the case of the Corporate STIP, the subjective determination of the Human Resources Committee with respect to downward adjustments, actual short term incentive plan awards can range from 0% to 200% of the target award.

  Under the Corporate STIP formula based on the consolidated net income performance criteria selected by the Human Resources Committee and actual Company performance, Mr. Teerlink was eligible to receive a maximum award of $1,010,528 for 1996, or 195% of the target award. Under the terms of the Corporate STIP, the Human Resources Committee has the discretion to reduce awards determined by the formula by up to 50%. The Human Resources Committee exercised its discretion and subjectively determined that Mr. Teerlink's actual 1996 STIP award would be $715,000. The Human Resources Committee based its determination in part on the percentage payout for 1996 under the Motor Company STIP (163%) and the financial and strategic performance of the Company as a whole. An evaluation of the financial and strategic performance of the Company as a whole indicated significant accomplishment in both categories. The Committee also considered the completion of the disposition of the Company's Transportation Vehicles segment during 1996. Mr. Gelb's and Mr. Ziemer's actual 1996 Corporate STIP awards were determined by the Committee in a similar manner. The awards for the other executive officers were determined mathematically under the Motor Company STIP. All short term incentive plan awards paid or payable for 1996 by the Company with respect to the named executive officers are set forth in the Summary Compensation Table.

 1996 Stock Option Grants

  While the short term incentive plans provide Company executives with short term incentives to maximize Company performance, the Human Resources Committee believes that it is also important to provide incentives that more directly tie executives' long term compensation to long term returns to the Company's shareholders. This long term incentive compensation opportunity is provided through the Company's stock option plans (the "Option Plans"). Annually, the Human Resources Committee reviews, with the Vice President, Human Resources and, except in the case of his own stock option grant, the Chief Executive Officer, and approves individual stock option grants for each of the Company's executive officers, including the named executive officers. The amount of each executive's stock option grant is subjectively determined by the Human Resources Committee based upon the annual Independent Compensation Analysis, the executive's individual performance evaluation for the prior year, the executive's base salary and the Human Resources Committee's appraisal of the executive's anticipated long term future contribution to the Company. The stock options granted to the named executive officers in 1996 are set forth in the Summary Compensation and Option Grants Tables.

 1996 Restricted Stock Grant

  In February 1996, upon the recommendation of the Chief Executive Officer, the Human Resources Committee recommended to the Board that the Board make a discretionary grant of restricted stock to Mr. Gray in the amount set forth in the Summary Compensation Table. In making its recommendation, the Human Resources Committee subjectively evaluated the substantial contributions of Mr. Gray during 1995, in particular his roles in causing the Motor Company to meet or exceed certain key human resources goals. The Human Resources Committee also considered Mr. Gray's expected future contributions to the Company and desired to provide him additional incentive to remain with the Company. The Board accepted the recommendation of the Human Resources Committee and granted the restricted stock.

 Other Compensation

  The Human Resources Committee believes that the compensation paid or payable pursuant to the Company's annual perquisite payments, Restoration Plan, Supplemental Agreements, non-qualified deferred compensation plan, life insurance benefits and the benefit plans available to salaried employees generally is competitive with the benefit packages offered by comparable employers. From time to time the Human Resources Department of the Motor Company obtains data to ensure that such benefit plans and programs remain competitive. The Human Resources Committee most recently reviewed such data in December 1995.

 Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation paid to a named executive officer in excess of $1 million in any year. Incentive compensation based on company performance, provided it is paid pursuant to a plan which has been approved by shareholders and meets certain other criteria, is not subject to Section 162(m). It is the Human Resources Committee's intention to continue to utilize incentive compensation as a substantial component of the Company's executive compensation program and to attempt to structure the payment of incentive compensation so that the Company will not lose deductions under Section 162(m).

 Conclusion

  Over the last three calendar years, shareholders of the Company have enjoyed a total return of 117%. During that same period of time the Standard & Poor's 500 and MidCap 400 Indexes had total returns of 71% and 50%, respectively. The Human Resources Committee believes that the compensation policies and practices of the Company described in this report have supported this performance. In addition, the Human Resources Committee believes that these compensation policies and practices are in the best interests of the Company and consistent with the Company's commitment to balance the interests of all of the Company's stakeholders (customers, dealers, suppliers, employees, investors, government and society).

  Richard G. LeFauve, Chairman
  Barry K. Allen
  Richard J. Hermon-Taylor

PERFORMANCE GRAPH

  The SEC requires the Company to include in this Proxy Statement a line graph presentation comparing cumulative five year Common Stock returns with a broad-based stock index and either a nationally recognized industry index or an index of peer companies selected by the Company. The Company has chosen to use the Standard & Poor's 500 Index as the broad-based index and the Standard & Poor's MidCap 400 Index as a more specific comparison. The Standard & Poor's MidCap 400 Index was chosen because the Company does not believe that any other published industry or line-of-business index adequately represents the current operations of the Company or that it can identify a peer group that provides a useful comparison.

                               PERFORMANCE GRAPH
               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

                                     LOGO


                             1991       1992       1993       1994       1995       1996
 ----------------------------------------------------------------------------------------
   Harley-Davidson, Inc.   $100.00    $168.16    $197.78    $252.36    $260.85    $428.64
 ----------------------------------------------------------------------------------------
   S&P MidCap 400           100.00     111.91     127.53     122.96     161.00     191.91
 ----------------------------------------------------------------------------------------
   S&P 500                  100.00     107.62     118.46     120.03     165.13     203.05

--------
*  Assumes $100 invested on December 31, 1991.

                             CERTAIN TRANSACTIONS

  Mr. James, a director of the Company, is Vice Chairman, Chief Executive Officer and an equity owner of Fred Deeley Imports Ltd. ("Deeley Imports"), the exclusive distributor of the Company's motorcycles in Canada. In 1996, Deeley Imports paid the Company approximately $57 million for motorcycles, parts and accessories and related products and services. All such products and services were provided in the ordinary course of business at prices and on terms and conditions determined through arms-length negotiation. The Company anticipates that it will do a similar amount of business with Deeley Imports in 1997.

  Mr. Beattie, a director of the Company, is a partner and Chairman of the Executive Committee of Simpson Thacher & Bartlett, a law firm. Simpson Thacher & Bartlett served as outside counsel for the Company in various legal matters during 1996. The Company anticipates that it will continue to retain Simpson Thacher & Bartlett as outside counsel for various legal matters in 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under Section 16(a) of the Securities Exchange Act of 1933, the Company's executive officers are required to disclose their holdings of and transactions in the Common Stock on forms prescribed by the Securities and Exchange Commission. During 1996, Mr. Gelb did not report one open market sale transaction on a timely basis and Ms. Levinson filed her Form 3 five days late.

             2--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  Ernst & Young LLP, independent public accountants, audited the Company's consolidated financial statements for the fiscal year ended December 31, 1996. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement, if they so desire. Ernst & Young LLP has been recommended by the Audit Committee and selected by the Board to serve as the Company's independent auditors for the current fiscal year, and in accordance with a resolution of the Board, this selection is being presented to shareholders for ratification.

  If prior to the Annual Meeting, Ernst & Young LLP shall decline to act or its engagement shall be otherwise discontinued by the Board, then the Board will appoint other independent auditors whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the Annual Meeting. If the shareholders fail to ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Board will reconsider its selection of independent auditors. Proxies solicited by the Board will be voted "FOR" ratification of the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997, unless the shareholder specifies otherwise.

  THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                               3--OTHER MATTERS

  The matters referred to herein are, as far as management now knows, the only matters that will be presented for consideration at the Annual Meeting. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time periods specified in the Company's Restated Articles of Incorporation. If any other matter should properly come before the Annual Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by them in accordance with their judgment.

  The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by personal interview, telephone, telegraph and facsimile machine, as well as by use of the mails. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed for their out-of-pocket expenses incurred in that connection. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration. The Company has retained D. F. King & Co., Inc. to aid in the solicitation at an estimated cost of approximately $6,000 plus out-of-pocket expenses.

                             SHAREHOLDER PROPOSALS

  Proposals by shareholders that are intended to be presented at the 1998 annual meeting of shareholders must be received by the Company no later than November 28, 1997, to be eligible for inclusion in the Company's proxy materials for that meeting.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Timothy K. Hoelter
                                          Assistant Secretary

Milwaukee, Wisconsin
March 28, 1997



                                     LOGO

                             HARLEY-DAVIDSON, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                FOR MAY 3, 1997 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned appoints each of Richard F. Teerlink and Jeffrey L. Bleustein attorney and agent, with full power of substitution and resubstitution, to vote as proxy in the name, place and stead of the undersigned at the Annual Meeting of Shareholders of HARLEY-DAVIDSON, INC. to be held on May 3, 1997 and at any adjournment thereof (the "Meeting") according to the number of votes that the undersigned would be entitled to vote if personally present.

Without limiting the generality hereof, each of such persons is authorized to vote:

(i) as herein specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and

(ii) in his discretion upon any other matter that may properly come before the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AS DIRECTORS AND FOR
ITEM 2.

THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES SHALL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.




                       PLEASE MARK, SIGN AND DATE BELOW,
            DETACH AND RETURN PROMPTLY USING THE ENVELOPE PROVIDED

                   HARLEY-DAVIDSON, INC. 1997 ANNUAL MEETING


1.   ELECTION OF DIRECTORS:  1 - Vaughn L. Beals, Jr., 2 - Jeffrey L. Bleustein,
                             3 - Donald A. James, 4 - James A. Norling

     [ ]  FOR all               [ ]  WITHHOLD AUTHORITY
          nominees listed to         to vote for all
          the left (except as        nominees listed
          specified below).          to the left.
                                                              ------------------
     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE  ----------
     FOR ANY NOMINEE(S), WRITE THE NUMBER(S) OF               ------------------
     THE NOMINEE(S) IN THE BOX PROVIDED TO THE
     RIGHT.)

2.   RATIFICATION OF AUDITORS:        [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

     Address Change?            Date                           NO. OF SHARES
     Mark Box               [ ]      ----------------------
     Indicate changes below:                                  ------------------



                                                              ------------------

Signature(s) in Box
IMPORTANT: Please sign your name exactly as it appears on the Proxy. Joint owners should each sign personally. A corporation should sign in full corporate name by duly authorized officers. When signing as attorney, executor, or administrator, trustee or guardian, please give your full title as such.